UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 16, 2014

Group 1 Automotive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13461	76-0506313
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Gessner, Suite 500, Houston, Texas		77024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-647-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On September 16, 2014, Group 1 Automotive, Inc. (the "Company") reached agreements with the holders of all of the remaining outstanding $22,550,000 aggregate principal amount of its 3.00% Convertible Senior Notes due 2036 (the "Convertible Notes"), pursuant to which the Company will purchase the Convertible Notes for cash. The purchase price for a portion of the Convertible Notes will be based on the price of the Company’s common stock over a seven trading day measurement period ending September 25, 2014. In the aggregate, the purchase price for all of the Convertible Notes to be purchased is estimated to be approximately $51.0 million, including accrued interest, based on the current trading price of the Company’s common stock. Settlement is scheduled to occur by September 30, 2014.

In connection with the purchase discussed above, the Company will enter into termination agreements with the counterparties to the convertible note hedge and warrant transactions entered in connection with the issuance of the Convertible Notes. Under those agreements, the remaining outstanding portions of the note hedge and warrant transactions will be terminated in full in exchange for cash payments to the Company to be determined based on the price of the Company’s common stock over a six trading day measurement period beginning September 18, 2014. These payments are estimated to total approximately $6.0 million based on the current trading price of the Company’s common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Group 1 Automotive, Inc.

September 17, 2014	By:	/s/Darryl M. Burman

Name: Darryl M. Burman
Title: Vice President